Exhibit (a)(3)

PLUG POWER INC.

FORM OF NOTICE OF WITHDRAWAL OF OPTIONS

PREVIOUSLY ELECTED FOR EXCHANGE

PURSUANT TO THE OFFER TO EXCHANGE DATED MAY 22, 2003

(THE “OFFER TO EXCHANGE”)

If you previously elected to exchange your eligible options for shares of restricted stock of Plug Power Inc. (the “Company”) by delivering an Election Form to the Company and you would like to withdraw your election to exchange, you must complete and sign this Notice of Withdrawal and return it by hand, mail or facsimile to:

Plug Power Inc.

968 Albany-Shaker Road

Latham, NY 12110

Attention: Georgiana Gierisch

Facsimile No. (518) 782-7884

We must RECEIVE your Notice of Withdrawal before 5:00 p.m., Eastern Time, on June 20, 2003, unless (i) the Offer is extended, in which case this notice must be received before the extended expiration of the Offer or (ii) we have not accepted your tendered options for exchange by Friday, July 18, 2003, in which case this notice must be received before we accept or reject the tendered options. The method by which you deliver the Notice of Withdrawal is at your sole option and risk, and delivery will be deemed effective only when actually received by the Company. If you elect to deliver the Notice of Withdrawal by mail, we recommend that you use registered or certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. You can call Georgiana Gierisch at (518) 782-7700 to confirm that your Notice of Withdrawal has been received.

If you have questions regarding the withdrawal of your election, please contact Georgiana Gierisch at (518) 782-7700.

TO:    PLUG POWER INC.

I previously received the Offer to Exchange dated May 22, 2003, the Form of Restricted Stock Award Agreement, the Election Form to Exchange Stock Option and the Plug Power Inc. 1999 Stock Option and Incentive Plan Summary and Prospectus (which constitutes a part of the prospectus covering the shares of common stock, par value $0.01 per share, of the Company (“common stock”), that have been registered under the Securities Act of 1933, as amended).

I signed and returned the Election Form, thereby electing to exchange those eligible options described therein for shares of restricted stock of the Company. I now wish to withdraw my election with respect to those tendered options described below. I understand that I do not need to withdraw all eligible option grants which I have tendered; however, if I choose to withdraw an option grant I must withdraw the full number of shares of common stock subject to that option grant. For example, if I tendered an option to purchase 1,000 shares of the Company’s common stock and an option to purchase 500 shares of the Company’s common stock, then I may withdraw neither, one or both of these options, but I may not withdraw only 750 shares of the 1,000-share option or only 400 shares of the 500-share option.

By withdrawing my election, I understand that I will not receive any shares of restricted stock of the Company for, and will continue to hold, the options withdrawn from the election, which will continue to be governed by the terms and conditions of the Company option plan pursuant to which they were granted, and by the terms and conditions of the existing award agreement(s) between the Company and me.

All capitalized terms used herein but not defined shall have the meaning given to them in the Offer to Exchange.

I have completed and signed the following exactly as my name appears on the original Election Form. If this Notice of Withdrawal is signed by a trustee, executor, administration, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to so act must be submitted with this Notice of Withdrawal.

(Print Name)

Signature

Title (if applicable)

Date and Time:

SSN or other U.S. Tax ID#:

Tender Options Elected to be Withdrawn:

Grant Date	Shares of Common Stock Underlying Withdrawn Options	Exercise Price

Important: This Notice of Withdrawal (or a facsimile copy of it) must be RECEIVED by the Company at the address or facsimile number above on or before the expiration of the Offer at 5:00 p.m., Eastern Time, on June 20, 2003.

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